SCHEDULE 13D

CUSIP No. Y2692M 10 3	Page 14 of 14 Pages
Exhibit 1.1
JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.
Date: December 1, 2005

FRONTLINE LTD.
By:	/s/ Tor Olav Trøim
	Name:	Tor Olav Trøim
	Title:	Vice President and Director

BANDAMA INVESTMENT LTD.
By:	/s/ Tom Jebsen
	Name:	Tom Jebsen
	Title:	President and Director

HEMEN HOLDING LIMITED
By:	/s/ Eva Agathangelou
	Name:	Eva Agathangelou
	Title:	Director

JOHN FREDRIKSEN
By:	/s/ John Fredriksen
	Name:	John Fredriksen